Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER RESULTS

Dublin, California, August 20, 2020 -- Ross Stores, Inc. (NASDAQ: ROST) today reported its 2020 second quarter and first half financial results. Both sales and earnings for these periods reflect the COVID-19 related closures of all Ross Dress for Less® and dd’s DISCOUNTS® locations that began on March 20th and continued through a portion of the second quarter. The Company began a phased process of reopening its stores on May 14th, with the vast majority of its retail locations open and operating by the end of June.

For the 13 weeks ended August 1, 2020, the Company reported earnings per share of $0.06 on net income of $22.0 million. This compares to net income of $413 million or earnings per share of $1.14 last year. Total sales for the period were $2.7 billion, down from $4.0 billion in the second quarter of 2019. Comparable store sales were down 12% for reopened stores from the date of their reopening to the end of the fiscal quarter.

Second quarter 2020 results include a $174 million or $0.19 per share benefit related to the partial reversal of the inventory valuation reserve from the first quarter.

For the six months ended August 1, 2020, the Company reported a per share loss of $(0.81) versus earnings per share of $2.29 for the same period last year. The net loss for the first half of 2020 was $284 million compared to net income of $834 million in the prior year. Sales for the first six months of 2020 declined 42% to $4.5 billion.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Barbara Rentler, Chief Executive Officer, commented, “Comparable stores sales during the quarter were impacted by a number of factors. During the initial re-openings, sales were ahead of our conservative plans as we benefitted from pent-up demand and aggressive markdowns to clear aged inventory. In the weeks thereafter, trends were negatively impacted from depleted store inventory levels while we were ramping up our buying and distribution capabilities.”

Ms. Rentler added, “Our operating margin for the period reflects the deleveraging effect from lower sales as our stores were only open on average for 75% of the quarter, and on the comparable store sales decline. Additional headwinds included COVID-19 related expenses and unfavorable timing of packaway-related costs. These items more than offset the benefit from the partial reversal of the inventory valuation charge taken last quarter as aged merchandise sold through much faster than we expected.”

Looking ahead, Ms. Rentler said, “As we move into the third quarter, trends have not materially changed from the second quarter with comparable store sales for the first two and a half weeks trending down mid-teens versus last year. There remains significant uncertainty on how the pandemic will continue to evolve and affect consumer demand and the economy, and the potential exists for additional government mandated shutdowns if COVID-19 cases remain elevated or further increase. Given these risks, we will continue to plan and manage our business very cautiously. Due to the limited visibility we have on these risks, we are not providing sales or earnings guidance at this time.”

The Company will host a conference call on Thursday, August 20, 2020 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #1758324 until 8:00 p.m. Eastern time on August 27, 2020, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for further significant business disruptions arising from the recent and ongoing COVID-19 pandemic, including potential distribution center and store closures and restrictions on customer access; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; competitive pressures in the apparel or home-related merchandise retailing industry; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to the COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2019, and fiscal 2020 Form 10-Q and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and NASDAQ 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,566 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 266 dd's DISCOUNTS® in 20 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day.

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Ross Stores, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

Sales	$2,684,712	$3,979,869	$4,527,385	$7,776,511

Costs and Expenses
Cost of goods sold	2,080,120	2,843,850	3,970,111	5,545,518
Selling, general and administrative	519,495	591,970	934,800	1,150,220
Interest expense (income), net	28,855	(4,782)	35,521	(10,417)
Total costs and expenses	2,628,470	3,431,038	4,940,432	6,685,321

Earnings (loss) before taxes	56,242	548,831	(413,047)	1,091,190
Provision (benefit) for taxes on earnings (loss)	34,195	136,110	(129,252)	257,327
Net earnings (loss)	$22,047	$412,721	$(283,795)	$833,863

Earnings (loss) per share
Basic	$0.06	$1.15	$(0.81)	$2.31
Diluted	$0.06	$1.14	$(0.81)	$2.29

Weighted average shares outstanding (000)
Basic	352,276	359,794	352,239	361,439
Diluted	354,232	362,074	352,239	364,007

Store count at end of period	1,832	1,772	1,832	1,772

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 1, 2020	August 3, 2019
Assets

Current Assets
Cash and cash equivalents	$3,793,043	$1,382,025
Accounts receivable	162,723	130,439
Merchandise inventory	1,117,983	1,835,869
Prepaid expenses and other	273,612	167,585
Total current assets	5,347,361	3,515,918

Property and equipment, net	2,706,105	2,505,040
Operating lease assets	3,053,735	2,932,199
Other long-term assets	215,044	198,790
Total assets	$11,322,245	$9,151,947

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,009,704	$1,359,829
Accrued expenses and other	557,475	474,273
Current operating lease liabilities	579,277	549,841
Accrued payroll and benefits	204,109	295,465
Short-term debt	802,507	—
Total current liabilities	3,153,072	2,679,408

Long-term debt	2,286,295	312,665
Non-current operating lease liabilities	2,601,254	2,496,230
Other long-term liabilities	258,869	227,842
Deferred income taxes	155,556	139,538

Commitments and contingencies

Stockholders’ Equity	2,867,199	3,296,264
Total liabilities and stockholders’ equity	$11,322,245	$9,151,947

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 1, 2020	August 3, 2019

Cash Flows From Operating Activities
Net (loss) earnings	$(283,795)	$833,863
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	179,626	166,898
Stock-based compensation	46,897	44,613
Deferred income taxes	5,877	21,868
Change in assets and liabilities:
Merchandise inventory	714,356	(85,427)
Other current assets	(51,924)	(55,309)
Accounts payable	(289,710)	187,050
Other current liabilities	(44,671)	(8,529)
Income taxes	(145,001)	(31,193)
Operating lease assets and liabilities, net	5,569	8,276
Other long-term, net	35,197	1,353
Net cash provided by operating activities	172,421	1,083,463

Cash Flows From Investing Activities
Additions to property and equipment	(250,047)	(250,314)
Proceeds from investments	—	517
Net cash used in investing activities	(250,047)	(249,797)

Cash Flows From Financing Activities
Net proceeds from issuance of short-term debt	805,601	—
Payments of short-term debt	(3,094)	—
Net proceeds from issuance of long-term debt	1,976,030	—
Payments of debt issuance costs	(3,254)	—
Issuance of common stock related to stock plans	11,075	10,906
Treasury stock purchased	(32,346)	(52,349)
Repurchase of common stock	(132,467)	(640,259)
Dividends paid	(101,414)	(186,642)
Net cash provided by (used in) financing activities	2,520,131	(868,344)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	2,442,505	(34,678)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,411,410	1,478,079
End of period	$3,853,915	$1,443,401

Reconciliations:
Cash and cash equivalents	$3,793,043	$1,382,025
Restricted cash and cash equivalents included in prepaid expenses and other	10,348	11,048
Restricted cash and cash equivalents included in other long-term assets	50,524	50,328
Total cash, cash equivalents, and restricted cash and cash equivalents:	$3,853,915	$1,443,401

Supplemental Cash Flow Disclosures
Interest paid	$10,069	$6,341
Income taxes paid	$9,872	$266,653